Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

June 8, 2015

CELADON GROUP ANNOUNCES SENIOR OFFICER PROMOTIONS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today announced promotions for two members of its senior management team. The changes are effective immediately.

Bobby Peavler has been appointed Executive Vice President, Chief Financial Officer, and Treasurer of Celadon Group, Inc.  Mr. Peavler previously served as Vice President and Principal Accounting Officer of Celadon Group, Inc.

Leslie Tarble has been appointed Executive Vice President, Chief Financial Officer, and Treasurer of Celadon's rapidly growing Quality Companies, LLC division.  Ms. Tarble previously served as Vice President, Treasurer and Principal Financial Officer of Celadon Group, Inc.

Chief Executive Officer and President, Paul Will said: "We are pleased to announce these promotions, which reflect our continued efforts to develop and strategically place the right people to grow our business.  Bobby's well-deserved promotion to Chief Financial Officer of Celadon Group, Inc. and Leslie's well-deserved promotion to Chief Financial Officer of Celadon's Quality Companies, LLC division place the company's finances under smart, solid management.  We believe Bobby's leadership and financial acumen will serve the Company well as we continue our long-term strategic goal of becoming the premier solution provider in the transportation and logistics industry.  At the same time, dedicating Leslie’s financial management expertise to the Quality Companies is important to our efforts to expand the division's financing, insurance, purchasing, sales, and leasing activities, as we seek meaningful value creation for Quality's customers and for Celadon."

About Celadon Group
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, Inc., which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

For more information:
Joe Weigel
Director of Marketing & Communications
(317) 972-7006 Direct
jweigel@celadontrucking.com

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